Exhibit 99.1
FOR IMMEDIATE RELEASE
Contacts:

Foundry Networks	Foundry Networks	Financial Dynamics
Chief Financial Officer	Treasurer	Investor Relations
Tim Heffner	Michael Iburg	Jason Golz
408.207.1700	408.207.1305	415.439.4516
theffner@foundrynet.com	miburg@foundrynet.com	jason.golz@fd.com
FOUNDRY NETWORKS PROVIDES UPDATE OF SPECIAL COMMITTEE REVIEW
REGARDING STOCK OPTION GRANTS
Expects to Restate Financial Statements for Prior Fiscal Periods
San Jose, CA — September 22, 2006 — Foundry Networks, Inc. (Nasdaq: FDRY), provided an update today on its voluntary review of its historical practices in granting stock options.
As previously announced on June 27, 2006, a Special Committee of the Board of Directors is conducting an independent review of Foundry’s stock option practices. The Special Committee is assisted by independent legal counsel and independent forensic accounting consultants. The Special Committee has neither completed its work nor reached final conclusions.
The Special Committee has preliminarily concluded that actual accounting measurement dates for certain stock option grants awarded during the years 2000-2003 likely differ from recorded grant dates for such awards. Based on the Special Committee’s preliminary findings, Foundry expects to restate historical financial statements to record additional non-cash charges for stock-based compensation expense related to past option grants. The Company has not yet determined the amount of such charges, although it believes the charges will be material. The Company also has not determined the amount of the resulting tax impact, or which specific periods require restatement. Accordingly, the Company will file a Form 8-K with the SEC stating that the financial statements and all earnings, press releases and similar communications issued by the Company relating to periods beginning on or after January 1, 2000 should not be relied upon.
The Company will make every effort to file its restated financial statements as soon as practicable after the completion of the review.
About Foundry Networks
Foundry Networks, Inc. is a leading provider of high-performance enterprise and service provider switching, routing, security and Web traffic management solutions including Layer 2/3 LAN switches, Layer 3 Backbone switches, Layer 4-7 application switches, wireless LAN and access points, access routers and Metro routers. Foundry’s over 10,000 customers include the world’s premier ISPs, Metro service providers, and enterprises including e-commerce sites, universities, entertainment, health and wellness, government, financial, and manufacturing companies. For more information about Foundry and its products, call 1.888.TURBOLAN or visit www.foundrynetworks.com .
Safe Harbor Statement
This press release contains forward-looking statements, as defined under Federal Securities Laws, relating to the Special Committee’s review and expected financial statement restatements. These forward-looking statements are predictions and are not historical facts or guarantees of future performance or events and are based on current expectations, estimates, beliefs, assumptions, goals and objectives, and involve known and unknown risks, uncertainties and other factors that may cause actual results to be materially different from the results expressed or implied by these statements. Among the reasons which could cause actual results to differ materially are: the final conclusions of the Special Committee concerning matters relating to stock option grants and related accounting including, but not limited to, the accuracy of the measurement dates of option grants and the impact of any restatement of financial statements of the Company or other actions that may be taken or required as a result of the Special Committee review. Our business generally is subject to a number of risks which are described in our SEC filings including our 10-K and 10-Qs. Foundry assumes no obligation to update the information in this press release.